Exhibit 99.1

Antero Resources First Quarter 2015 Operations Update

DENVER, Colorado, April 15, 2015—Antero Resources (NYSE: AR) (“Antero” or the “Company”) today announced first quarter 2015 operational highlights:

•                  Average net daily gas equivalent production was a record 1,485 MMcfe/d, an 89% increase over the prior year quarter and a 17% increase sequentially

•                  Average net daily liquids production was a record 40,000 Bbl/d, a 145% increase over the prior year quarter and a 32% increase sequentially

•                  Realized natural gas price before hedging averaged $2.81 per Mcf, a $0.17 negative differential to Nymex

•                  Realized natural gas price after hedging averaged $4.37 per Mcf, a $1.39 positive differential to Nymex

•                  Realized C3+ NGL price before hedging averaged $24.31 per barrel, 50% of WTI for the period

•                  Realized natural gas equivalent price including NGLs, oil and hedges averaged $4.42 per Mcfe

Operating Update

All operational figures are as of the date of this release unless otherwise noted.

Antero’s net daily production for the first quarter of 2015 averaged 1,485 MMcfe/d, including 40,000 Bbl/d of liquids (16% liquids).  First quarter 2015 production represents an organic production growth rate of 89% and 17% from the first quarter of 2014 and fourth quarter of 2014, respectively.  Liquids production for the first quarter of 2015 represents an organic production growth rate of 145% and 32% from the first quarter of 2014 and fourth quarter of 2014, respectively.

Commenting on first quarter 2015 production and expectations for the remainder of the year, Paul Rady, Chairman of the Board and CEO said, “We had a tremendous quarter operationally, once again achieving record production levels that were above expectations at attractive all-in margins. As we look ahead to the remainder of the year, we expect to see a slight decrease in our production during the second and third quarters due to our previously disclosed deferral of 50 Marcellus completions into 2016. For the fourth quarter, we have budgeted for a modest ramp up in completions and expect production to increase as we head into 2016.”

Antero’s average realized natural gas price before hedging for the first quarter of 2015 was $2.81 per Mcf, a $0.17 negative differential to the Nymex average price for the period.  Approximately 64% of Antero’s first quarter 2015 natural gas production was sold at favorable price indices including TCO, Chicago, Mich-Con and Nymex.

Antero’s average realized natural gas price after hedging for the first quarter of 2015 was $4.37 per Mcf, a $1.39 positive differential to the Nymex average price for the period.  For the first quarter of 2015, Antero realized a cash settled natural gas hedge gain of $175 million, or $1.56 per Mcf.  This cash settled natural gas hedge gain included $82 million associated with hedges at the Dominion South index, $74 million associated with Nymex hedges, $15 million associated with hedges at the TCO index and $4 million associated with hedges at the Columbia Gulf Coast Onshore index.

Antero’s average realized C3+ natural gas liquid (“NGL”) price before hedging for the first quarter of 2015 was $24.31 per barrel, or approximately 50% of the WTI oil price average for the period.  The Company’s average realized NGL price after hedging for the quarter was $26.23 per barrel, or 54% of the WTI oil price average for the period. For the first quarter of 2015, Antero realized a cash settled NGL hedge gain of $6 million, or $1.92 per barrel. Antero’s NGL barrels are comprised of propane, butane and heavier liquids, as ethane is rejected at the gas processing plant and sold in the natural gas stream.

Antero’s average realized oil price before hedging for the first quarter of 2015 was $34.03 per barrel, a $14.51 per barrel negative differential to the WTI price.  The Company’s average realized oil price after hedging for the quarter was $45.08 per barrel, a $3.46 per barrel negative differential to the WTI price.  For the first quarter of 2015, Antero realized a cash settled oil hedge gain of $4 million, or $11.05 per barrel.

Antero’s liquids production and realizations for the first quarter of 2015 added an incremental $0.23 per Mcfe, increasing the average natural gas realized price before hedging from $2.81 per Mcf to $3.04 per Mcfe.  The average all-in natural gas equivalent price, including NGLs, oil and hedge settlements, was $4.42 per Mcfe for the first quarter of 2015.

The following table details the components of average net production and average realized prices for the three months ended March 31, 2015:

	Three Months Ended March 31, 2015
	Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGL (Bbl/d)	Combined Gas Equivalent (MMcfe/d)
Average Net Production	1,245	4,000	36,000	1,485

	Gas ($/Mcf)	Oil ($/Bbl)	C3+ NGL ($/Bbl)	Combined Gas Equivalent ($/Mcfe)
Average Realized Prices
Average realized price before cash settled hedges	$2.81	$34.03	$24.31	$3.04
Cash settled hedges	1.56	11.05	1.92	1.38

Average realized price after cash settled hedges	$4.37	$45.08	$26.23	$4.42

Nymex average price	$2.98	$48.54		$2.98
Differential to Nymex	$1.39	$(3.46)		$1.44

Commenting on product pricing and hedging, Glen Warren, President and Chief Financial Officer, said “Despite the continued decline in commodity prices during the quarter, our market-leading hedge and firm transportation portfolios resulted in a realized $1.39 per Mcf premium to Nymex for our natural gas production during the quarter.  Further, during the quarter we realized a $1.44 per Mcfe premium to Nymex for our combined natural gas, NGL and oil production including hedges.  These strong price realizations highlight the value of our hedge position and our liquids-rich development program.”

Marcellus Shale — Antero utilized shorter stage length (SSL) completions on all of its 41 horizontal Marcellus wells completed and placed on line during the first quarter of 2015.  The average lateral length for the 41 wells was approximately 8,150 feet. Of the 41 wells completed in the first quarter 2015, 30 have been on line for more than 30 days and had an average 30-day rate of 13.0 MMcfe/d while rejecting ethane (19% liquids).  Antero is currently operating seven drilling rigs and two completion crews in the Marcellus Shale play.

Utica Shale — Antero achieved record production in the Utica Shale during the first quarter of 2015, averaging 274 MMcfe/d, including 11,300 Bbl/d of liquids.  Antero had limited completion activity during the first quarter as the Company is transitioning to seven-well pad completions.  The Company has 45 well completions planned for the remainder of the year including three separate seven-well pads to be completed in the third quarter of 2015. Antero is currently operating four drilling rigs and five completion crews in the Utica Shale play.

2015 Production and Capital Guidance Update

As previously disclosed in Antero’s 2015 guidance release issued earlier this year, Antero expects to defer 50 well completions in the Marcellus into 2016. These 50 wells were originally scheduled to be completed during the second and third quarter of 2015. As a result of the reduced activity, Antero estimates its daily production will average 1,375 to 1,425 MMcfe/d during the remainder of 2015 resulting in 2015 average net daily production in excess of 1.4 Bcfe/d including average net daily liquids production of over 37,000 Bbl/d.

During the first quarter of 2015, Antero reduced its drilling rig count from 21 to 11 rigs and reduced its completion crews from 10 to seven crews.  Due to the higher rig count and completion activity during the first quarter of 2015 as compared to the remainder of 2015, the Company estimates approximately 36% of its 2015 drilling and completion capital budget of $1.6 billion was spent in the first quarter of 2015 and expects the remaining 64% will be spent ratably throughout the remainder of the year.

First Quarter 2015 Earnings Release and Call

Antero plans to issue its first quarter 2015 earnings release on Wednesday, April 29, 2015, after the close of trading on the New York Stock Exchange.

A conference call is scheduled on Thursday, April 30, 2015 at 9:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 866-605-3851 (Canada), or 412-902-4229 (International) and reference passcode 10063062. A telephone replay of the call will be available until Friday, May 8, 2015 at 9:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the same passcode.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until Friday, May 8, 2015, at 9:00 am MT.

Presentation

An updated presentation has been posted to the Company’s website to reflect and support information contained in this release.  The presentation can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2014.

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.